Exhibit 10.1
Ally Financial Inc.

ALLY FINANCIAL INC.
EXECUTIVE PERFORMANCE PLAN
(effective January 1, 2018)

Ally Financial Inc. (the “Company”) hereby establishes and adopts the following Executive Performance Plan (the “Plan”) to provide incentive compensation awards that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
1.PURPOSES OF THE PLAN
The purposes of the Plan are to advance the interests of the Company and its shareholders and assist the Company in attracting and retaining executive officers of the Company and its Affiliates who, because of the extent of their responsibilities, can make significant contributions to the Company’s success by their ability, industry, loyalty and exceptional services, by providing incentives and financial rewards to such executive officers.
2.DEFINITIONS

2.1.
“Affiliate” means (a) any entity that owns or controls, is owned or controlled by, or is under common control with, the Company and (b) any entity in which the Company, directly or indirectly, has a significant equity interest; in each case as determined by the Committee.

2.2.	“Award” shall mean the amount of the Incentive Award paid to a Participant pursuant to the Plan.

2.3.	“Board” shall mean the board of directors of the Company.

2.4.
“Cause” shall have the meaning set forth in the Incentive Compensation Plan (without regard to the reference to a Participant’s Award Agreement (as defined in the Incentive Compensation Plan)), unless the Committee provides otherwise at the time it makes its designations under Section 4.1. In addition, failure to promptly repay any Award that is determined to be owed to the Company pursuant to Section 5.12 below shall also constitute Cause.

2.5.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder.

2.6.
“Committee” shall mean the Compensation, Nominating and Governance Committee of the Board or such other committee as may be designated by the Board to administer the Plan, or if no committee is designated, the Board.

2.7.	“Disability” shall have the meaning set forth in the Incentive Compensation Plan, unless the Committee provides otherwise at the time it makes its designations under Section 4.1.

2.8.
“Incentive Award” shall mean an amount equal to 2.0%, in the case of the Company’s Chief Executive Officer and 1.0%, in the case of each other Participant, of the Company’s Pre-Tax Income for each full calendar year in the Performance Period (proportionately adjusted for any portion of the Performance Period that is less than a full calendar year).

2.9.	“Incentive Compensation Plan” shall mean the Ally Financial Inc. Incentive Compensation Plan, as amended and restated from time to time, or any successor plan thereof.

2.10.
“Pre-Tax Income” shall mean income from continuing operations before income tax expense on a consolidated basis as defined for purposes of the Company’s audited financial statements for the applicable year, adjusted to eliminate the effect of: (a) changes in law applicable to the Company or any of its Affiliates measured based on the effect of the changes on revenue, income, assets and liabilities demonstrably caused by such changes in law, (b)

changes in accounting principles, including any related accounting restatements, and (c) amounts related to (i) exit or disposal of a business, (ii) losses or expenses of any acquisition or divestiture, including charges related to transition, integration and alignment costs and employee equity-based or other employee retention awards granted in connection with an acquisition, (iii) the impairment or disposal of long-lived assets or the impairment of goodwill and other intangible assets, (iv) litigation and regulatory judgments, charges or settlements and any accruals or reserves relating to litigation or regulatory matters, (v) the impact of charges relating to pre-payment or other early retirement of borrowings and (vi) other items that are categorized as unusual in nature or infrequently occurring within the meaning of GAAP (or items similarly categorized under any FASB-approved successor terms); provided, however, an adjustment shall only be made for items (a) through (c) above if the net effect of such items, in the aggregate, would change Pre-Tax Income by at least 5%.

2.11.
“Participant” shall mean the Company’s Chief Executive Officer and each other senior officer of the Company or an Affiliate selected by the Committee pursuant to Section 4.1 to participate in this Plan.

2.12.
“Performance Period” shall mean the Company’s fiscal year or such longer or shorter period that the Committee, in its sole discretion, may establish, provided that no Performance Period shall be more than five years in length or shorter than one fiscal quarter (or if shorter, a short fiscal year).

2.13.	“Qualifying Termination” shall have the meaning set forth in the Incentive Compensation Plan.

2.14.	“Retirement” shall have the meaning set forth in the Incentive Compensation Plan, unless the Committee provides otherwise at the time it makes its designations under Section 4.1.

2.15.	“Termination of Service” shall have the meaning set forth in the Incentive Compensation Plan.
3.ELIGIBILITY AND ADMINISTRATION

3.1.	Eligibility. The individuals eligible to be selected to participate in the Plan shall be the Company’s Chief Executive Officer and any other senior officer of the Company or an Affiliate.

3.2.
Administration. (a) The Plan shall be administered by the Committee. To the extent necessary to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are independent, within the meaning of and to the extent required by applicable rulings and interpretations of the principal stock market or exchange on which the Shares are quoted or traded and each an outside director within the meaning of Section 162(m) of the Code. To the extent permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, including the applicable provisions of Section 162(m) of the Code, the Committee may delegate to one or more members of the Committee the authority to take actions on its behalf pursuant to the Plan. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants to whom Incentive Awards may from time to time be granted hereunder; (ii) certify the calculation of Pre-Tax Income and the amount of the Incentive Award payable to each Participant in respect of each Performance Period; (iii) determine the times when Incentive Awards shall be paid and the forms of such payment; (iv) in connection with the determination of the amount of each Incentive Award, determine whether and to what extent the Incentive Award shall be reduced based on such factors as the Committee deems appropriate in its discretion; (v) determine whether payment of Awards may be deferred by Participants in a manner consistent with Section 409A of the Code; (vi) determine the other terms and conditions of each Incentive Award, including the length of the Performance Period; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Incentive Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and procedures as it shall deem appropriate for the proper administration of the Plan; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Incentive Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b) All decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, its shareholders, any Affiliate, any Participant, and any person claiming any benefit or right under an Incentive Award or under the Plan.
4.INCENTIVE AWARDS

4.1.
Performance Period; Participants. Not later than 90 days after the commencement of each fiscal year of the Company, the Committee shall, in writing (i) designate one or more Performance Periods for the Incentive Awards granted in connection with such fiscal year, provided that any Performance Period of less than one year shall be designated no later than the date on which 25% of such Performance Period has lapsed, (ii) designate the Participants for such Incentive Awards and Performance Period(s), and (iii) specify any adjustments to the definitions of Cause, Disability and Retirement for those Incentive Awards and Performance Period(s). Notwithstanding the foregoing but subject to applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, if a person becomes eligible to participate in the Plan after the Committee has made its initial designation of Participants, such individual may become a Participant if so designated in writing by the Committee.

4.2.
Certification. Promptly after the date on which the necessary financial or other information for each Performance Period becomes available, the Committee shall certify, in writing, the amount of the Incentive Award for each Participant for such Performance Period and, by operation of the Plan, such certification shall necessarily include a certification that the performance goals and other material terms relating to the Incentive Award were in fact satisfied.

4.3.
Payment of Incentive Awards. The amount of the Incentive Award actually paid to a Participant shall be determined by the Committee in its sole discretion based on such factors as it deems appropriate, including the Participant’s achievement of one or more of the performance measures enumerated in the Incentive Compensation Plan and the provisions of Section 4.4 of the Plan, provided that the actual Award shall not exceed the Incentive Award with respect to such Participant. The Award determined by the Committee for a Participant shall be paid in cash or equity or equity-based awards under a shareholder-approved equity plan of the Company (including the Incentive Compensation Plan), or in a combination of cash and equity or equity-based awards. If the Committee determines that all or a portion of the Participant’s Award for a Performance Period is to be paid in the form of equity or equity-based awards, then for purposes of determining the number of shares subject to such Award, the Committee shall value (i) restricted stock, restricted stock units or other full-value share awards at the fair value of the award on the date of grant and (ii) options and stock appreciation rights at their fair value on the date of grant, as expensed by the Company under applicable accounting rules for purposes of the Company’s financial statements. Notwithstanding the foregoing, the Fair Market Value (as defined in the Incentive Compensation Plan) of any equity or equity-based awards comprising an Award (and in the case of Performance Awards (as defined in the Incentive Compensation Plan), the maximum award assuming attainment of the applicable performance measures), plus any cash paid to any Participant as an Award for the applicable Performance Period pursuant to the Plan shall not exceed such Participant’s Incentive Award for such Performance Period. Payment to each Participant shall be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable Performance Period ends, unless payment is deferred in a manner satisfying the requirements of Section 409A of the Code or is subject to an added short-term deferral period in compliance with the rules under Section 409A of the Code.

4.4.
Changes in Employment. If a person becomes a Participant during a Performance Period after the Committee has made its initial designation of Participants for such Performance Period as specified in Section 4.1, or if, during a Performance Period, a Participant incurs a Termination of Service by reason of death, Disability or Retirement, or if the Participant incurs a Termination of Service by the Company without Cause or otherwise in a Qualifying Termination, the Incentive Award payable to such a Participant may, in the discretion of the Committee, be proportionately reduced based on the period of actual employment during the applicable Performance Period. For the avoidance of doubt, if a Participant’s Termination of Service is not described in the foregoing sentence, all unpaid Incentive Awards shall be forfeited upon his or her Termination of Service.

5.MISCELLANEOUS

5.1.
Amendment and Termination of the Plan. Except to the extent prohibited by applicable law, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time as the Board shall deem advisable; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval, if such approval is required by applicable law, or any other requirement or restriction imposed by applicable law, including Section 162(m) of the Code, or the rules or regulations of the stock market or exchange, if any or (ii) the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” recovery or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 5.12. Notwithstanding anything to the contrary in the Plan, the Board may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax efficient manner and in compliance with local rules and regulations.

5.2.
Section 162(m) of the Code. The provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the deductibility by the Company of the payment of Incentive Awards.

5.3.
Restrictions on Transfer. No Incentive Award under the Plan shall be assignable or transferable by the Participant thereof, except by will or by the laws of descent and distribution, unless the Committee shall elect to permit such an assignment or transfer in its sole discretion.

5.4.
Tax Withholding. The Company or an Affiliate shall be authorized to make all payments or distributions pursuant to the Plan to a Participant, net of any applicable federal, state and local taxes due in respect of an Award. The Company or an Affiliate shall be authorized to withhold from wages, Awards or other amounts otherwise payable to such Participant such withholding taxes required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant shall fail to make such tax payments as are required, the Company or an Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary in the opinion of the Company to satisfy such withholding obligations.

5.5.
Right of Discharge Reserved; Claims to Incentive Awards. Nothing in this Plan shall provide any Participant a right to receive any Incentive Award or payment under the Plan with respect to a Performance Period. Nothing in the Plan nor the grant of an Incentive Award shall be construed as conferring upon any Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant (or demote a Participant or exclude a Participant from future Incentive Awards under the Plan), free from liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or by the Committee.

5.6.
Nature of Payments. All Incentive Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or an Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Incentive Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or an Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

5.7.
Other Plans. Nothing contained in the Plan shall prevent the Board or the Company from adopting or continuing in effect other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

5.8.
Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in whole or in part in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

5.9.
Construction. As used in the Plan, (a) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation” and (b) reference to the “Code” or any other law includes any successor provisions or amendments thereto.

5.10.
Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation and neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.11.
Regulatory Compliance. Awards hereunder may be subject to the requirements of any federal, State or other statute, regulation or other law that may govern executive compensation and apply to the Company. Notwithstanding any provision of Section 5.1 to the contrary, the Company shall have the right to change this Plan or any Award, or interpret their respective provisions, so as to comply with such requirements.

5.12.
Clawback. Notwithstanding any provision of this Plan to the contrary, any Award, whether paid in cash or share-based awards, is subject to being forfeited or called for repayment to the Company in accordance with the Company’s policy on the reduction and recoupment of incentive compensation, as in effect from time to time, and as required by any federal law or regulation that may govern executive compensation and apply to the Company and its Affiliates.

5.13.
Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

5.14.
Effective Date of Plan. The Plan shall be effective as of January 1, 2018, subject to approval by the shareholders of the Company, and shall remain in effect until the termination of the Plan in accordance with Section 5.1.

5.15.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.